SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Green Dot Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

Green Dot Urges Stockholders to Vote on the WHITE Proxy Card “FOR” its Highly-Qualified and Experienced Directors

May 23rd Annual Meeting Fast Approaching

PASADENA, Calif. - May 20, 2016 - Green Dot Corporation (NYSE: GDOT) (the “Company”) today urged stockholders to vote on the WHITE proxy card today “FOR” the reelection of Green Dot’s highly-qualified and experienced director nominees: Steven W. Streit, Timothy R. Greenleaf and Michael J. Moritz. The Board has also committed to appoint Mr. George W. Gresham to an expanded Board if stockholders do not elect him at the meeting. Time is running out - the Company’s 2016 Annual Meeting of Stockholders will be held on Monday, May 23, 2016.
Now is a pivotal moment for Green Dot. The Company is in the midst of creating significant stockholder value and is delivering on its Six-Step Plan to achieve at least $1.75 in Non-GAAP EPS by 2017. By voting “FOR” Green Dot’s highly-qualified and experienced director nominees, stockholders will ensure Green Dot continues its positive momentum and progress.
Green Dot is confident that it has the right leadership in place, and specifically the right CEO, Steve Streit, to continue managing the successful execution of its Six-Step Plan, which has already set Green Dot on a path to sustained growth and value creation. Green Dot’s Board is committed to representing the interests of all Green Dot stockholders. Further, the Board is committed to holding Green Dot’s management team accountable for delivering the performance improvements outlined in the Six-Step Plan.
As previously announced, in the event George W. Gresham, is not elected to the Board, the Board has committed to appoint Mr. Gresham, subject to his acceptance, to an expanded Board promptly after the 2016 Annual Meeting.

Green Dot stockholders that have questions or need assistance in voting their shares on the WHITE proxy card should contact:

INNISFREE M&A INCORPORATED

Stockholders call toll-free: (877) 800-5186
Banks and Brokers call collect: (212) 750-5833

About Green Dot

Green Dot Corporation, along with its wholly owned subsidiaries, is a pro-consumer financial technology innovator with a mission to provide a full range of affordable and accessible financial services to the masses. Green Dot is the largest provider of reloadable prepaid debit cards and cash reload processing services in the United States. Green Dot is also a leader in mobile technology and mobile banking with its award-winning GoBank mobile checking account and a top 20 debit card issuer among all banks and credit unions in the country. Through its wholly owned subsidiary, TPG, Green Dot is additionally the largest processor of tax refund disbursements in the U.S. Green Dot's products and services are available to consumers through a large-scale "branchless bank" distribution network of more than 100,000 U.S. locations, including retailers, neighborhood financial service center locations, and tax preparation offices, as well as online, in the leading app stores and through leading online tax preparation providers. Green Dot Corporation is headquartered in Pasadena, Calif., with additional facilities throughout the United States and in Shanghai, China.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those contained in the forward-looking statements contained in this press release. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the timing and impact of revenue growth activities, the Company’s dependence on revenues derived from Walmart and three other retail distributors, impact of competition, the Company’s reliance on retail distributors for the promotion of its products and services, demand for the Company’s new and existing products and services, continued and improving returns from the Company’s investments in new growth initiatives, potential difficulties in integrating operations of acquired entities and acquired technologies, the Company’s ability to operate in a highly regulated environment, changes to existing laws or regulations affecting the Company’s operating methods or economics, the Company’s reliance on third-party vendors, changes in credit card association or other network rules or standards, changes in card association and debit network fees or products or interchange rates, instances of fraud developments in the prepaid financial services industry that impact prepaid debit card usage generally, business interruption or systems failure, and the Company’s involvement litigation or investigations. These and other risks are discussed in greater detail in the Company’s Securities and Exchange Commission filings, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on the Company’s investor relations website at ir.greendot.com and on the SEC website at www.sec.gov. All information provided in this press release is as of May 20, 2016, and the Company assumes no obligation to update this information as a result of future events or developments.

Contacts

Investor Relations
IR@greendot.com
or
Media Relations
Brian Ruby, 203-682-8286
Brian.Ruby@icrinc.com
or
John Christiansen / Meghan Gavigan, 415-618-8750
jchristiansen@sardverb.com / mgavigan@sardverb.com